EXHIBIT 99.19

            OPHTHALMIC IMAGING SYSTEMS BOARD AGREES TO STOCK PURCHASE
                       PROPOSAL BY PREMIER LASER SYSTEMS

IRVINE, Calif. and SACRAMENTO, Calif.--(BUSINESS WIRE)--Oct. 22, 1999--Premier Laser Systems (Nasdaq NM:PLSIA) and Ophthalmic Imaging Systems (OTCBB:OISI) today announced that the two companies had entered into a Merger Agreement, pursuant to which Premier would acquire the 49 percent of the outstanding shares of Ophthalmic Imaging Systems (OIS) not presently owned by Premier. Under the terms of the Merger Agreement, shareholders of OIS would receive 0.8 shares of Premier Common Stock for each share of OIS Common Stock owned by the shareholder.

The merger is subject to approval by the shareholders of OIS (including approval of a majority of the OIS stock not owned by Premier) and to other customary closing conditions as specified in the Merger Agreement. OIS and Premier plan to file a registration statement/proxy statement with the Securities and Exchange Commission to register the Premier shares to be issued in connection with the proposed merger and, when approved, to mail the registration statement/proxy statement to shareholders of OIS prior to the OIS shareholders meeting called to consider the merger.

According to Premier Laser Chairman, President & CEO Colette Cozean, Ph.D., "Based on the continued progress made through our association with OIS, it has become clear to management that OIS can be a far more valuable asset as part of our EyeSys Vision Group than as a stand-alone entity. Specifically, the Board recognizes significant potential synergies and cost savings that may be gained across product development, manufacturing, marketing and sales, and accounting activities."

OIS CEO, Steven Verdooner said, "Since OIS and Premier will be exhibiting together at the upcoming American Academy of Ophthalmology, the timing of this important step is especially appropriate. Premier's corporate strategy continues to demonstrate a strong commitment to the ophthalmic field through the acquisition of innovative, market-leading products. We believe that OIS will be an important part of Premier's continued growth and offers a new dimension to its ophthalmology business."

Ophthalmic Imaging Systems is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging and image enhancement systems and analysis software. With over a decade in the ophthalmic imaging business, OIS has consistently been the first to introduce new technology and features. The Company offers customer support through a worldwide network of service technicians.

Premier Laser Systems develops, manufactures and markets several lines of proprietary medical lasers, fiber optic delivery systems and associated products for a variety of dental, ophthalmic and surgical applications.

The statements in this news release that relate to future events or performance, closing or shareholder approval of the contemplated transaction, growth, company performance, levels of sales, market share, future manufacturing, product development, marketing, sales and accounting efficiencies and all other statements in this document other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Companies intend that such forward-looking statements be subject to the safe harbors created thereby. These forward looking statements involve risks and uncertainties including risks associated with uncertainties related to the development of markets for and commercial acceptance of both Companies' products and services, the availability of components, competitors' product introductions, patent or other litigation, and other risks identified in the SEC filings of Premier Laser and/or Ophthalmic Imaging Systems. Actual results may differ from those described in these forward-looking statements and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

CONTACT: Ophthalmic Imaging Systems, Stephen C. Lagorio, 916/646-2020 or Premier Laser, Matt Clawson (investors), Owen Daley (media),
Allen & Caron Inc., 714/957-8440